[LOGO] Breakwater

--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                            Tel:(416) 363-4798
                                                            Fax:(416) 363-1315
--------------------------------------------------------------------------------
MEDIA RELEASE

FOR IMMEDIATE RELEASE               Toronto Stock Exchange: BWR

                   BREAKWATER SECURES US$10 MILLION GOLD LOAN

Toronto, Ontario: September 1, 2005 - Breakwater Resources Ltd. (the "Corporation") announced today that it has secured a 23,200 ounce gold loan which has been converted to approximately US$10 million (the "Facility") from Natexis Banques Populaires, a French bank (the "Lender").

The funds will be utilized to satisfy certain reclamation obligations as well as other working capital requirements and general corporate purposes at the Myra Falls mine owned by NVI Mining Ltd. (the "Subsidiary"), a wholly owned subsidiary of the Corporation.

The Facility bears an interest rate of 2.9% per annum and will be repaid in six equal amounts, in the form of gold, over the next 13 months from the Corporation's gold production. The Lender has been given security over the copper, zinc and gold concentrate inventories and related accounts receivables from the Myra Falls mine owned by the Subsidiary as well as unsecured guarantees of the Corporation and, its wholly owned subsidiary, NVI Holdings Ltd.

                  Cautionary Note on Forward Looking Statements

Certain statements included in this news release are forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "will", "would" and other similar expressions are intended to identify forward-looking statements. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results" and Form 40-F under "Risk Factors" on file with the Canadian provincial securities regulatory authorities and the U.S. Securities and Exchange Commission filed on SEDAR at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

George E. Pirie                                 Richard Godfrey
President and Chief Executive Officer           Vice President, Finance
(416) 363-4798 Ext. 231                         And Chief Financial Officer
                                                (416) 363-4798 Ext. 276